Ex. 10.5
THIRD AMENDMENT TO
INDEPENDENT CONTRACTOR CONSULTING AGREEMENT
     This THIRD AMENDMENT TO INDEPENDENT CONTRACTOR CONSULTING AGREEMENT (‘Third Amendment”) is made between SILVERLEAF RESORTS, INC., a Texas corporation (“Silverleaf”), and TRADEMARK CONSULTING, CO., a Texas corporation (“Consultant”).
R E C I T A L S:
     A. Silverleaf and Thomas J. Morris (“Morris”) entered into an Independent Contractor Consulting Agreement dated October 14, 2002 (“Consulting Agreement”);
     B. The Consulting Agreement was amended by the First Amendment to Consulting Agreement dated February 19, 2004 to, among other purposes, provide that the consulting services rendered thereunder shall be provided by TradeMark, an affiliated company of Morris, instead of Morris individually;
     C. The Consulting Agreement was further amended by the Second Amendment to Consulting Agreement dated March 4, 2005 to extend the term of the Consulting Agreement to March 15, 2006; and
     D. Silverleaf and TradeMark now desire to further amend the Consulting Agreement.
     NOW, THEREFORE, in consideration of the premises and terms hereinafter set forth, the parties agree as follows:
A G R E E M E N T:
     1. Section 1 of the Consulting Agreement, as amended, shall be amended to read in its entirety as follows:
          “Section 1. Retention. Consultant’s position as a consultant of Silverleaf is hereby continued effective as of the Effective Date and for a term ending on the earlier of (i) March 15, 2006 or (ii) the date on which Consultant shall be paid a success bonus as provided in Section 3 hereof.”
     2. Section 3 of the Consulting Agreement, as amended, shall be amended to read in its entirety as follows:

          (a) Reserved
          (b) Expenses: Silverleaf shall also reimburse Consultant for all reasonable expenses incurred by Consultant on behalf of Silverleaf in accordance with such guidelines as Silverleaf may establish from time to time, including travel, lodging, meals and similar items.
          (c) Success Bonus: If Consultant is successful in obtaining one new off-balance sheet credit facility for Silverleaf which is approved by the Board of Directors after the date of this Third Amendment and during the remaining Term of this Agreement, Silverleaf agrees to pay a success bonus to Consultant on the closing of the new off-balance sheet credit facility. The Success Bonus will be computed as follows: (1) $50,000.00 for a new off-balance sheet credit facility that equals or exceeds $20,000,000.00 but that is less than $50,000,000.00; (2) $100,000.00 for a new off-balance sheet credit facility that equals or exceeds $50,000,000.00 but that is less than $100,000,000.00; or (3) one tenth of one percent (1/10th of 1%) of the principal amount if the new off-balance sheet credit facility is equal to or exceeds $100,000,000.00. The Success Bonus shall be computed on only the principal amount of the new off-balance sheet credit facility that the lender is obligated to advance. The Success Bonus shall not apply to any extensions or renewals of the principal amounts of Silverleaf’s current credit facilities.
     3. Section 8 of the Consulting Agreement, as amended, is amended to read as follows:
          “Section 8. Representation of Other Resort Companies. During the Term of this Agreement, Consultant shall not be entitled to render consulting services to other owners of timeshare membership resorts and timeshare vacation properties.”
     4. Section 17 of the Consulting Agreement, as amended, is deleted in its entirety.
     5. This Third Amendment is executed this 16th day of August, 2005 to be effective as of August 16, 2005 (the “Effective Date”).

“SILVERLEAF” SILVERLEAF RESORTS, INC.
By:	/S/ ROBERT E. MEAD
Robert E. Mead, Chief Executive Officer

“TRADEMARK” TRADEMARK CONSULTING, CO.
By:	/S/ THOMAS J. MORRIS
Thomas J. Morris, President